EXHIBIT 10.6

InterAmerican Gaming Inc.

October 3, 2011

NOWPHIT Operations Inc.
519-955 Queen Street West
Toronto, ON, M6J 3X5

Attn: Marc Askenasi
  President

Dear Mr. Askenasi:

Re:           Deferred Share Issuance

Subject to and in accordance with the terms and conditions hereinafter contained, this letter agreement (the "Agreement") is intended to set forth the issuance of the common shares of InterAmerican Gaming Inc. (“IAGM”) as per the Share Exchange Agreement (the “Share Exchange”) executed on October 3, 2011. The Share Exchange is hereby deferred as follows:

1.
Background of the Share Exchange: IAGM is a public company and the common shares of IAGM (the “IAGM Common Shares”) are listed for trading on the OTC PINK SHEETS (the "OTC PINK") under the symbol IAGM. There are currently 67,868,234 IAGM Common Shares issued and outstanding, and no other securities or shares or options convertible into common shares or other securities. In exchange for 80.1% (800,991 common shares) of NOWPHIT Operations Inc., IAGM plans to issue 77,800,000 fully paid IAGM Common Shares from Treasury.

2.
Deferred Share Issuance: Due to a number of re-organizational procedures to be followed by the parties to complete the Share Exchange, both parties hereby agree that the IAGM Common Shares to be issued to the shareholders of NOWPHIT Operations Inc. will be deferred for no longer than 270 calendar days. The parties will work on a best efforts basis to effect the Share Exchange in a timely manner and in advance of the 270 day deadline.

3.	No Material Change: This Letter Agreement does not change or amend any of the agreed to terms of the Share Exchange and only provides for the deferred issuance of the IAGM Common Shares.

4.	Regulatory Requirements: This agreement is subject to any required regulatory approvals and IAGM agrees to file any and all documents required to comply with applicable securities laws.

5.	Costs: The parties agree each party will pay for their own respective costs incurred pursuant to the Share Exchange and this Letter Agreement.

6.
Press Releases: The parties will advise each other, in advance, of any public statement or press release which they propose to make in respect of the Share Exchange or this Letter Agreement, provided that no party will be prevented from making any public statement or press release which is required to be made by law or any rule of a stock exchange or similar organization to which it is bound.

7.	Jurisdiction: This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada as applicable therein.

8.	Enforceable Legal Agreement: This Agreement constitutes an enforceable legal agreement, the consideration for which will be the mutual covenants of the parties contained herein.

If the foregoing correctly sets forth your understanding, please indicate your acceptance thereof by signing and returning the enclosed duplicate of this letter to the address below:

InterAmerican Gaming Inc.
3565 King Road, Suite 102
King City, ON, L7B 1M3

Fax No. 905-833-9847

This letter may be signed in counterparts, which together will be deemed to constitute one (1) Letter Agreement, and delivery of the counterparts may be effected by means of telecopier from us to you and from you to us.

Yours truly,

INTERAMERICAN GAMING INC.

Per:	/s/ John G. Simmonds
Name:	John G. Simmonds
Title:	President

ACKNOWLEDGED AND AGREED TO this 3rd day of October 2012.

NOWPHIT OPERATIONS INC.

Per:	/s/ Marc Askenasi
Name:	Marc Askenasi
Title:	President